April 16, 2002

Parlex Corporation
One Parlex Place
Methuen, MA  01844

Attn: Peter J. Murphy, President

Re: Second Amendment of Loan Agreement dated March 1, 2000

Gentlemen:

      Reference is made to that certain Loan Agreement dated March 1, 2000, as amended (the "Agreement") by and between Parlex Corporation (the "Borrower") and Fleet National Bank (the "Bank"). Notwithstanding any provisions of the Agreement to the contrary, the Agreement is hereby amended, effective immediately, as follows:

      1. All capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Agreement.

      2. Section 1.1 of the Agreement is hereby deleted in its entity and the following new Section 1.1 substituted therefor as follows:

            "1.1A    Subject to the terms and conditions of this Agreement,
      the Bank hereby establishes a revolving line of credit of up to Fifteen Million ($15,000,000.00) Dollars (the "Revolving Loan") to be advanced as hereinafter provided. The Bank shall, as long as no Event of Default has occurred hereunder, from time to time, make advances in the form of direct loans or letters of credit issued for the account of the Borrower comprising the Revolving Loan (all of which shall be called "Loans" hereunder) to the Borrower upon the Borrower's request; provided, however, that no advance or other financial accommodation will be made if, after giving effect to the Borrower's request for such advance or other financial accommodation, the outstanding principal balance of the Revolving Loan would exceed the lesser of:

            (a)   $15,000,000.00 (the "Credit Limit") or

            (b)   the sum of:

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Parlex Corporation
Attn: Peter J. Murphy, President
April 16, 2002
Page 2

                  (i) seventy percent (70%) of the face amount of eligible accounts receivable less than ninety (90) days from the invoice date thereof provided, however, that Bank may in its discretion increase the borrowing base percentage for advances as of April 30, 2002, plus

                  (ii) ninety (90%) percent of the fair market value of eligible marketable securities, minus

                  (iii) one hundred (100%) percent of the aggregate amount
            of all letters of credit or acceptances issued for the account of the account of the Borrower (the sum of (i) plus (ii) minus
            (iii) is hereinafter called the "Borrowing Base").

            Borrower and Bank hereby recognize and agree that Bank has arranged for a Field Exam to be conducted with respect to Borrower's financial records and collateral for the Revolving Loan (the "Field Exam"). The Field Exam is currently scheduled to take occur on or about April 16, 2002. Upon the Bank's receipt of the Field Exam, the Bank will review its collateral position with respect to the Borrower's assets and specifically reserves the right to modify the Borrowing Base, in its reasonable discretion, based upon the results of the Field Exam.

            1.1B For purposes of the Borrowing Base calculation set forth above, eligible accounts receivable are those which are owing to the Borrower which met the following specifications at the time it came into existence and continues to meet the same until collected in full:

                  (i) The account arose from the performance of services or an outright sale of goods by Borrower, such goods have been shipped to the account debtor, and Borrower has possession of, or has delivered to Bank, shipping and delivery receipts evidencing such shipment.

                  (ii) The account is not subject to any prior assignment, claim, lien, or security interest, and Borrower will not make any further assignment thereof or create any further security interest therein, nor permit Borrower's rights therein to be reached by attachment, levy, garnishment or other judicial process.

                  (iii) The account is not subject to set?off, credit,
            allowance or

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Parlex Corporation
Attn: Peter J. Murphy, President
April 16, 2002
Page 3

            adjustment by the account debtor, except discount allowed for prompt payment and the account debtor has not complained as to his liability thereon and has not returned any of the goods from the sale of which the account arose.

                  (iv) The account arose in the ordinary course of Borrower's business and did not arise from the performance of services or a sale of goods to a supplier or employee of the Borrower.

                  (v) No notice of bankruptcy or insolvency of the account debtor has been received by or is known to the Borrower.

                  (vi) The account is not owed by an account debtor whose principal place of business is outside the United States of America, unless such account is supported by a letter of credit acceptable to the Bank in all respects (which requirement may be modified or waived in Bank's sole discretion).

                  (vii) The account is not owed by an entity which is a
            parent, brother/sister, subsidiary or affiliate of Borrower.

                  (viii) The account debtor is not located in the State of
            New Jersey or Indiana, unless Borrower has filed and shall file all legally required Notice of Business Activities Report(s) with the New Jersey Division of Taxation or the Indiana Department of Revenue, respectively.

                  (ix)  The account is not evidenced by a promissory note.

                  (x) The account did not arise out of any sale made on a bill and hold, dating or delayed shipment basis.

                  (xi) The account when aggregated with all of the accounts of that account debtor does not exceed twenty-five percent (25%) of the then aggregate eligible accounts.

                  (xii) The account did not arise out of a contract with
            the United States government or any department, agency or instrumentality thereof,

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Parlex Corporation
Attn: Peter J. Murphy, President
April 16, 2002
Page 4


            unless the Borrower has complied with the Federal Assignment of Claims Act.

                  (xiii) The Bank in its reasonable discretion exercised in
            its good faith banking judgment, does not deem the account to be unacceptable for any reason.

            Provided that if any time twenty-five percent (25%) or more of the aggregate amount of the accounts due from any account debtor are unpaid in whole or in part more than ninety (90) days from the respective dates of invoice, from and after such time none of the accounts (then existing or thereafter arising) due from such account debtor shall be deemed to be eligible accounts until such time as all accounts due from such account debtor are (as a result of actual payments received thereon) no more than ninety (90) days from the date of invoice; accounts payable by Borrower to an account debtor shall be netted against accounts due from such account debtor and the difference (if positive) shall constitute eligible accounts from such account debtor for purposes of determining the Borrowing Base (notwithstanding sub-paragraph (iii) above); characterization of any account due from an account debtor as an eligible account shall not be deemed a determination by Bank as to its actual value nor in any way obligate Bank to accept any account subsequently arising from such account debtor to be, or to continue to deem such account to be, an eligible account; it is the Borrower's responsibility to determine the creditworthiness of account debtors and all risks concerning the same and collection of accounts are with Borrower; and all accounts, whether or not eligible accounts, constitute Collateral (as hereinafter defined)."

      2. Section 3.4 of Agreement is hereby deleted in its entity and the following new Section 3.4 substituted therefor as follows:

            "3.4 The Borrower will, at reasonable times, furnish the Bank with such information and statements as the Bank may reasonably request, including without limitation, quarterly (within 45 days of the end of each fiscal quarter) accounts receivable agings and other internally generated financial reports and copies of all financial statements and reports that it shall send or make available its stockholders and monthly (within 10 days of the end of each fiscal month) a borrowing base certificate in the form of Exhibit C attached hereto and made a part hereof."

      3. Sections 4.9 thru and including 4.17 of the Agreement are hereby deleted in their entirety and the following new Sections 4.9 thru
4.19 are substituted therefor as follows:

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Parlex Corporation
Attn: Peter J. Murphy, President
April 16, 2002
Page 5

            "4.9 (Minimum Current Ratio). The Borrower will not permit the ratio of its current assets to its current liabilities, determined on a consolidated basis, to be less than 2.0 to 1 as at the last day of any fiscal quarter of the Borrower, commencing with the fiscal quarter ending September 30, 2001.

            4.10 (Minimum Tangible Net Worth). The Borrower will not permit its tangible net worth, determined on a consolidated basis, to be less than $74,000,000.00 as at the last day of the fiscal quarter ending September 30, 2001 or less than $74,000,000.00 plus fifty (50%) percent of the prior quarter's net income for each subsequent fiscal quarter thereafter (without reduction for any losses sustained in any fiscal quarter). The term "tangible net worth" shall mean stockholders' equity determined in accordance with generally accepted accounting principles, consistently applied, subtracting therefrom:
      (i) intangibles (as determined in accordance with such principles so applied), including, without limitation, goodwill, purchased technology and capitalized software development costs; and (ii) accounts and indebtedness owing from any employee or parent, subsidiary or other affiliate.

            4.11 (Maximum Total Liabilities to Tangible Net Worth Ratio). The Borrower will not permit the ratio of its total liabilities (including, without limitation, all deferred taxes and contingent liabilities such as guarantees) to its tangible net worth, determined on a consolidated basis, to be more than 1.0 to 1 as at the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending September 30, 2001.

            4.12 (Minimum Interest Coverage Ratio). The Borrower will not permit the ratio of its: (a) net operating profit (earnings before interest and taxes) to (b) interest expense to be less than 3.0 to 1 for the fiscal quarters ending September 30, 2002, December 31, 2002, March 31, 2003 or June 30, 2003 or less than 3.0 to 1 for the twelve-month period ending on the last day of any fiscal quarter thereafter.

            4.13 (Maximum Senior Funded Indebtedness to EBITDA). The Borrower will not permit the ratio of its senior indebtedness to its EBITDA, determined on a consolidated basis, to be more than 2.0 to 1 for the twelve-month period ending on the last day of any fiscal quarter, commencing with the fiscal quarter ending June 30, 2003. The term "EBITDA" as used herein, shall mean, for the applicable period, income from operations before the payment of interest and taxes, plus depreciation and amortization.

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Parlex Corporation
Attn: Peter J. Murphy, President
April 16, 2002
Page 6

      Prior to the Expiration Date, outstanding balances under the Revolving Loan shall not be considered current maturities of long term indebtedness.

            4.14 (Maximum Net Loss). The Borrower will not sustain a net loss in excess of $1,700,000.00 for the fiscal quarter ending March 31, 2002 or sustain a net loss in excess of $500,000.00 for the fiscal quarter ending June 30, 2002.

            4.15 (Minimum Net Income). The Borrower's net income after taxes will not be less than $1.00 for any fiscal quarter, commencing with the fiscal quarter ending September 30, 2002.

            4.16 (Maximum Capital Expenditures). The Borrower will not permit Borrower's Capital Expenditures to exceed $8,000,000.00 for any fiscal year of Borrower, commencing with the fiscal year ending June 30, 2002. The term "Capital Expenditures" as used herein means, for any period, the aggregate amount of all expenditures for the acquisition, construction, replacement or purchase of Capital Assets and Intangible Assets, including, but not limited to, expenditures under Capital Leases. The term "Capital Assets" as used herein means assets that according to generally accepted accounting principles consistently applied are required or permitted to be depreciated or amortized on Borrower's balance sheet. The term "Intangible Assets" as used herein means assets that according to generally accepted accounting principles consistently applied are properly classified as intangible assets, including, but not limited to, goodwill, franchises, licenses, patents, trademarks, trade names and copyrights. The term "Capital Leases" as used herein means capital leases, conditional sales contracts and other title retention agreements related to the purchase or acquisitions of Capital Assets. In calculating Capital Expenditures, Borrower will be assessed the value of Borrower's capital expenditures for Borrower's Chinese Joint Venture (the Joint Venture") times Borrower's percentage interest in such Joint Venture. Furthermore, capital equipment being transferred (or sold) from Borrower's locations to China will be excluded in calculating Borrower's Capital Expenditures for purposes of this covenant.

            4.17 All accounting terms not otherwise specifically defined herein shall be construed and interpreted in accordance with generally accepted accounting principles consistently applied."

    4. Section 7.11 of the Agreement is hereby deleted in its entity and the following new Section 7.11 substituted therefor as follows:

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Parlex Corporation
Attn: Peter J. Murphy, President
April 16, 2002
Page 7

            "7.11 The exhibits annexed hereto as Exhibit A, Exhibit B and Exhibit C are the only exhibits to be annexed to this Agreement, and the material contained therein shall be incorporated herein."

      5. Section 7 of the Agreement is hereby further amended to add a new subsection 7.14 thereto, at the end thereof, as follows:

            "7.14 All Liabilities of the Borrower to the Bank, whether now existing or hereafter arising, shall be secured by a security interest in substantially all assets of the Borrower pursuant to a Security Agreement (All Assets) dated April ____, 2002, as the same may be amended, supplemented or superceded from time to time."

      6. Exhibit A and Exhibit B of the Agreement are hereby deleted in their entirety and Exhibit A and Exhibit B attached hereto are substituted therefor.

      Except as specifically amended hereby, the Agreement shall remain in full force and effect, and the Borrower hereby reaffirms all representations and warranties contained therein, as of date hereof.

      Please acknowledge your acceptance and agreement to the matters contained herein by signing this letter in the space provided and returning it to the undersigned, whereupon it shall take effect as an instrument under seal.

                                       Very truly yours,

                                       FLEET NATIONAL BANK


                                       By:_________________________________
                                       Thomas F. Brennan, Senior Vice
                                       President

ACCEPTED AND AGREED TO:
PARLEX CORPORATION


By:_________________________________
Peter J. Murphy, President